                                                                     Exhibit 14


  Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 3 to the Registration Statement (Form N-6 No. 333-141778) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life & Annuity Flexible Premium Variable Life Account Y, and to the use therein of our reports dated (a) March 18, 2008, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) March 7, 2008, with respect to the financial statements of Lincoln Life & Annuity Flexible Premium Variable Life Account Y.

                                                     /s/ Ernst & Young LLP

Fort Wayne, Indiana
December 17, 2008